Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor / Media Contact:
Mel Stephens
(248) 447-1624

Investor Contact:
Ed Lowenfeld
(248) 447- 4380

Lear Reports First Quarter 2012 Financial Results

SOUTHFIELD, Michigan, May 3, 2012 — Lear Corporation [NYSE: LEA], a leading global supplier of automotive seating and electrical power management systems, today reported financial results for the first quarter of 2012. Highlights include:

•	Net sales of $3.6 billion

•	Core operating earnings of $195 million

•	Diluted net income per share of $1.32

•	Named “Corporation of the Year” for 2011 by General Motors

•	Won 2012 Automotive News PACE Award for Solid State Smart Junction BoxTM

•	Signed agreement to acquire Guilford Mills on April 11

•	Increased share repurchase authorization by $300 million and dividend by 12%

•	Returned $66 million to shareholders through share repurchases and dividends

Business Conditions

In the first quarter of 2012, global industry production increased 6% from a year ago, reflecting production increases of 16% in North America and 49% in Japan, partially offset by production declines of 6% in Europe and 2% in China. North America and Japan volumes, led by the Japanese automakers, were favorably impacted by the increase in vehicle production following last year’s earthquake and tsunami in Japan.

“Lear had another quarter of strong operating performance,” said Matt Simoncini, Lear’s president and chief executive officer. “We are continuing to increase our investments in component capabilities, which will improve our long-term competitiveness and facilitate growth. In addition, we are excited about our recently announced acquisition of Guilford Mills, and we plan to continue to pursue additional acquisitions to further strengthen our core businesses.”

First Quarter 2012 Financial Results

For the first quarter of 2012, Lear reported net sales of $3.6 billion, pretax income before equity income of $174 million, including restructuring costs and other special items of $7 million, and diluted net income per share of $1.32. Pretax income before equity income, interest, other (income) expense, restructuring costs and other special items (core operating earnings) was $195 million. This compares with net sales of $3.5 billion,

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pretax income before equity income of $199 million, including restructuring costs and other special items of $2 million, core operating earnings of $205 million and diluted net income per share of $1.44 in the first quarter of 2011. A reconciliation of core operating earnings to pretax income before equity income, as determined in accordance with accounting principles generally accepted in the United States (GAAP), is provided in the attached supplemental data pages.

In the Seating segment, net sales were up 3% to $2.8 billion, primarily driven by the addition of new business. Operating earnings, excluding restructuring costs and other special items, were $189 million, for a margin of 6.7%. Earnings in this business segment decreased from last year driven primarily by increased product and facility launch costs and higher product development costs. A reconciliation of adjusted segment earnings to reported segment earnings, as determined in accordance with GAAP, is provided in the attached supplemental data pages.

In the Electrical Power Management Systems segment, net sales grew by 6% to $830 million, primarily driven by the addition of new business and increased production on key platforms. Operating earnings, excluding restructuring costs and other special items, were $54 million, for a margin of 6.5%. Earnings increased from last year reflecting continued sales growth and operational efficiencies. A reconciliation of adjusted segment earnings to reported segment earnings, as determined in accordance with GAAP, is provided in the attached supplemental data pages.

In the first quarter of 2012, free cash flow was a use of $65 million, primarily reflecting cash payments related to restructuring actions initiated prior to 2012, the timing of tooling and engineering recovery and increased working capital related to new facilities. Net cash provided by operating activities was $4 million. A reconciliation of free cash flow to net cash provided by operating activities, as determined in accordance with GAAP, is provided in the attached supplemental data pages.

In March, Lear was named by General Motors “Corporation of the Year” for 2011 for Lear’s contributions to General Motors’ global success in 2011. This is the highest honor that any supplier to General Motors can win, and Lear was chosen from among the approximately 20,000 suppliers that serve General Motors globally. Lear also was recognized as a 2011 General Motors Supplier of the Year for seat assemblies. This marks the eighth consecutive year, the eleventh year out of the last twelve and the fourteenth time that Lear has been named a General Motors Supplier of the Year.

On April 11, Lear signed an agreement to acquire Guilford Mills, a global leader in automotive and specialty fabrics. The acquisition is another step in Lear’s strategy to strengthen its core businesses by expanding component capabilities. Guilford Mills will add global fabric design and development resources, as well as technical expertise to Lear’s existing seat trim capabilities. Acquiring Guilford Mills will enhance the value and quality that Lear is able to provide to its customers and increase opportunities for future business growth.

On April 23, Lear’s Solid State Smart Junction BoxTM won a 2012 Automotive News PACE Award honoring superior innovation, technological advancement and business performance among automotive suppliers. This prestigious award, now in its eighteenth year, is recognized around the world as the industry benchmark for innovation.

During the first quarter of 2012, the Company’s Board of Directors authorized a $300 million increase to its existing share repurchase program, bringing the total value of shares that may be repurchased to $700 million, and increased the quarterly cash dividend by 12%, to $0.14 per share. During the quarter, Lear repurchased 1.2 million shares of its common stock for a total of $53 million. Since initiating the share repurchase program last year, Lear has repurchased 7.3 million shares of its common stock for a total of $332 million. As of the end of the first quarter, $368 million remained available under the existing share repurchase authorization, which expires in February 2014.

“Lear is continuing to invest in product and operational excellence, expand our component capabilities in emerging markets and make acquisitions, such as Guilford Mills to profitably grow our business and improve our longer-term competitiveness. At the same time, we are delivering solid operating results, winning new business globally and returning cash to our shareholders,” added Simoncini.

Full Year 2012 Financial Outlook

Our financial outlook for 2012 remains unchanged from the prior guidance, which is highlighted below.

Lear expects 2012 net sales in the range of $13.85 to $14.35 billion and core operating earnings in the range of $740 to $790 million. Free cash flow in 2012 is expected to be approximately $275 million. Tax expense, excluding the impact of restructuring costs and other special items, is expected to be in the range of $150 to $170 million. Adjusted net income attributable to Lear is expected to be in the range of $490 to $520 million.

Pretax operational restructuring costs in 2012 are estimated to be about $40 million. Adjusted capital expenditures in 2012 are estimated to be approximately $425 million. Depreciation and amortization expense is estimated to be about $255 million in 2012.

Webcast Information

Lear will webcast a conference call to review the Company’s first quarter 2012 financial results and related matters on Thursday, May 3, 2012, at 9:00 a.m. Eastern Daylight Time, through the Investor Relations link at http://www.lear.com. In addition, the conference call can be accessed by dialing 1-800-789-4751 (domestic) or 1-973-200-3975 (international). The audio replay will be available two hours following the call at 1-855-859-2056 (domestic) or 1-404-537-3406 (international) and will be available until May 18, 2012, with a Conference I.D. of 62020776.

Non-GAAP Financial Information

In addition to the results reported in accordance with GAAP included throughout this press release, the Company has provided information regarding “pretax income before equity income, interest, other (income) expense, restructuring costs and other special items (core operating earnings),” “adjusted net income attributable to Lear,” “adjusted diluted net income per share attributable to Lear (adjusted earnings per share),” “tax expense excluding the impact of restructuring costs and other special items” and “free cash flow” (each, a non-GAAP financial measure). Other (income) expense includes, among other things, non-income related taxes, foreign exchange gains and losses, gains and losses related to certain derivative instruments and hedging activities and gains and losses on the sales of fixed assets. Adjusted net income attributable to Lear and adjusted earnings per share represent net income attributable to Lear and diluted net income per share attributable to Lear, respectively, adjusted for restructuring costs and other special items, including the tax effect thereon. Free cash flow represents net cash provided by operating activities less adjusted capital expenditures. Adjusted capital expenditures represent capital expenditures, net of related insurance proceeds.

Management believes the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the Company’s financial position and results of operations. In particular, management believes that core operating earnings, adjusted net income attributable to Lear, adjusted earnings per share and tax expense excluding the impact of restructuring costs and other special items are useful measures in assessing the Company’s financial performance by excluding certain items that are not indicative of the Company’s core operating performance or that may obscure trends useful in evaluating the Company’s continuing operating activities. Management also believes that these measures are useful to both management and investors in their analysis of the Company’s results of operations and provide improved comparability between fiscal periods. Management believes that free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt. Further, management uses these non-GAAP financial measures for planning and forecasting future periods.

Core operating earnings, adjusted net income attributable to Lear, adjusted earnings per share, tax expense excluding the impact of restructuring costs and other special items and free cash flow should not be considered in isolation or as a substitute for pretax income before equity income, net income attributable to Lear, diluted net income per share attributable to Lear, cash provided by operating activities or other income statement or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. In addition, the calculation of free cash flow does not reflect cash used to service debt and, therefore, does not reflect funds available for investment or other discretionary uses. Also, these non-GAAP financial measures, as determined and presented by the Company, may not be comparable to related or similarly titled measures reported by other companies.

For reconciliations of non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP, see the attached supplemental data pages which, together with this press release, have been posted on the Company’s website through the investor relations link at http://www.lear.com.

Given the inherent uncertainty regarding special items and other (income) expense in any future period, a reconciliation of forward-looking financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP is not feasible. The magnitude of these items, however, may be significant.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated financial results and liquidity. The words “will,” “may,” “designed to,” “outlook,” “believes,” “should,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “forecasts” and similar expressions identify certain of these forward-looking statements. The Company also may provide forward-looking statements in oral statements or other written materials released to the public. All such forward-looking statements contained or incorporated in this press release or in any other public statements which address operating performance, events or developments that the Company expects or anticipates may occur in the future, including, without limitation, statements related to business opportunities, awarded sales contracts, sales backlog and ongoing commercial arrangements, or statements expressing views about future operating results, are forward-looking statements. Actual results may differ materially from any or all forward-looking statements made by the Company. Important factors, risks and uncertainties that may cause actual results to differ materially from anticipated results include, but are not limited to, general economic conditions in the markets in which the Company operates, including changes in interest rates or currency exchange rates; the financial condition and restructuring actions of the Company’s customers and suppliers; changes in actual industry vehicle production levels from the Company’s current estimates; fluctuations in the production of vehicles or the loss of business with respect to, or the lack of commercial success of, a vehicle model for which the Company is a significant supplier; disruptions in the relationships with the Company’s suppliers; labor disputes involving the Company or its significant customers or suppliers or that otherwise affect the Company; the outcome of customer negotiations and the impact of customer-imposed price reductions; the impact and timing of program launch costs and the Company’s management of new program launches; the costs, timing and success of restructuring actions; increases in the Company’s warranty, product liability or recall costs; risks associated with conducting business in foreign countries; the operational and financial success of our joint ventures; competitive conditions impacting the Company and its key customers and suppliers; disruptions to our information technology systems; the cost and availability of raw materials, energy, commodities and product components and the Company’s ability to mitigate such costs; the outcome of legal or regulatory proceedings to which the Company is or may become a party; the impact of pending legislation and regulations or changes in existing federal, state, local or foreign laws or regulations; unanticipated changes in cash flow, including the Company’s ability to align its vendor payment terms with those of its customers; limitations imposed by the Company’s existing indebtedness and the Company’s ability to access capital markets on commercially reasonable terms; impairment charges initiated by adverse industry or market developments; the Company’s ability to execute its strategic objectives; changes in discount rates and the actual return on pension assets; costs associated with compliance with environmental laws and regulations; developments or assertions by or against the Company relating to intellectual property rights; the Company’s ability to utilize its net operating loss, capital loss and tax credit carryforwards; global sovereign fiscal matters and creditworthiness, including potential defaults and the related impacts on economic activity, including the possible effects on credit markets, currency values, monetary unions, international treaties and fiscal policies; and other risks described from time to time in the Company’s Securities and Exchange Commission filings. Future operating results will be based on various factors, including actual industry production volumes, commodity prices and the Company’s success in implementing its operating strategy.

Information in this press release relies on assumptions in the Company’s sales backlog. The Company’s sales backlog reflects anticipated net sales from formally awarded new programs less lost and discontinued programs. The calculation of the sales backlog does not reflect customer price reductions on existing or newly awarded programs. The sales backlog may be impacted by various assumptions embedded in the calculation, including vehicle production levels on new programs, foreign exchange rates and the timing of major program launches. The sales backlog assumes volumes based on the April 2012 IHS Automotive production forecast and a Euro exchange rate of $1.30/Euro.

The forward-looking statements in this press release are made as of the date hereof, and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.

Lear Corporation is one of the world’s leading suppliers of automotive seating and electrical power management systems. The Company’s world-class products are designed, engineered and manufactured by a diverse team of approximately 100,000 employees located in 35 countries. Lear’s headquarters are in Southfield, Michigan, and Lear is traded on the New York Stock Exchange under the symbol [LEA]. Further information about Lear is available at lear.com.

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Lear Corporation and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited; in millions, except per share amounts)

	Three Month Period Ended
	March 31, 2012	April 2, 2011
Net sales	$3,644.0	$3,511.7

Cost of sales	3,334.2	3,188.3
Selling, general and administrative expenses	116.1	117.5
Amortization of intangible assets	6.9	6.8
Interest expense	12.5	3.3
Other (income) expense, net	0.3	(2.8)

Consolidated income before income taxes and equity in net income of affiliates	174.0	198.6
Income taxes	39.3	40.0
Equity in net income of affiliates	(9.7)	(4.1)

Consolidated net income	144.4	162.7
Net income attributable to noncontrolling interests	10.3	6.7

Net income attributable to Lear	$134.1	$156.0

Diluted net income per share attributable to Lear	$1.32	$1.44

Weighted average number of diluted shares outstanding	101.9	108.2

Lear Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In millions)

	March 31, 2012	December 31, 2011
	(Unaudited)	(Audited)
ASSETS
Current:
Cash and cash equivalents	$1,630.9	$1,754.3
Accounts receivable	2,366.3	1,880.1
Inventories	715.5	637.8
Other	532.3	489.3

	5,245.0	4,761.5

Long-Term:
PP&E, net	1,106.6	1,072.0
Goodwill	634.9	628.6
Other	549.5	548.8

	2,291.0	2,249.4

Total Assets	$7,536.0	$7,010.9

LIABILITIES AND EQUITY
Current:
Accounts payable and drafts	$2,355.2	$2,014.3
Accrued liabilities	1,081.8	1,049.2

	3,437.0	3,063.5

Long-Term:
Long-term debt	695.5	695.4
Other	698.1	690.9

	1,393.6	1,386.3

Equity	2,705.4	2,561.1

Total Liabilities and Equity	$7,536.0	$7,010.9

Lear Corporation and Subsidiaries

Supplemental Data

(Unaudited; in millions, except content per vehicle)

	Three Months Ended
	March 31, 2012	April 2, 2011
Net Sales
Europe	$1,402.5	$1,524.9
North America	1,389.8	1,206.9
Asia	573.6	506.0
Rest of World	278.1	273.9

Total	$3,644.0	$3,511.7

Content Per Vehicle [1]
Europe	$306	$310
North America	$354	$352

Free Cash Flow [2,3]
Net cash provided by operating activities	$4.2	$154.2
Adjusted capital expenditures	(69.3)	(70.5)

Free cash flow	$(65.1)	$83.7

Depreciation and Amortization	$53.7	$61.5

Diluted Shares Outstanding at end of quarter [4]	101,273,877	107,842,620

Core Operating Earnings [2]
Consolidated income before income taxes and equity in net income of affiliates	$174.0	$198.6
Interest expense	12.5	3.3
Other (income) expense, net	0.3	(2.8)

Pretax income before equity income, interest and other (income) expense	186.8	199.1
Restructuring costs and other special items -
Costs related to restructuring actions	4.1	2.1
Other	4.4	3.8

Core Operating Earnings	$195.3	$205.0

Adjusted Net Income Attributable to Lear [2]
Net income attributable to Lear	$134.1	$156.0
Restructuring costs and other special items -
Costs related to restructuring actions	4.0	2.1
Gain related to affiliate transaction	—	(3.9)
Other	2.8	3.8
Tax impact of special items [5]	(0.3)	(0.3)

Adjusted net income attributable to Lear	$140.6	$157.7

Weighted average number of diluted shares outstanding	101.9	108.2

Diluted net income per share attributable to Lear	$1.32	$1.44

Adjusted earnings per share	$1.38	$1.46

[1]	Content Per Vehicle for 2011 has been updated to reflect actual production levels.
[2]	See “Non-GAAP Financial Information” included in this press release.
[3]	Adjusted capital expenditures represent capital expenditures of $70.3 million and $70.5 million in 2012 and 2011, respectively, net of related insurance proceeds of $1.0 million in 2012.
[4]	Calculated using stock price at end of quarter.
[5]	Represents the tax effect of restructuring costs and other special items.

Lear Corporation and Subsidiaries

Supplemental Data

(Unaudited; in millions)

Three Months Ended
March 31,
2012
Adjusted Segment Earnings [1]
Seating	$185.8
Electrical Power Management Systems	52.6

Segment earnings	238.4
Corporate and regional headquarters and elimination of intercompany activity	(51.6)

Pretax income before equity income, interest and other (income) expense	$186.8

Seating
Net sales	$2,813.8

Segment earnings	185.8
Costs related to restructuring actions	2.7
Other	0.3

Adjusted segment earnings	$188.8

Eletrical Power Management Systems
Net sales	$830.2

Segment earnings	52.6
Costs related to restructuring actions	1.2

Adjusted segment earnings	$53.8

[1]

Segment earnings represents pretax income before equity income, interest and other (income) expense. Adjusted segment earnings represents segment earnings adjusted for restructuring costs and other special items. See “Non-GAAP Financial Information” included in this press release.